Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Rodney A. Young, President and CEO, (651) 484-4874
Bill Bartkowski, MeritViewPartners, (612) 605-8616

Angeion announces settlements with ELA Medical, Inc.
and ELA Medical S.A.S.

SAINT PAUL, Minn. (July 1, 2005) — Angeion Corporation announced today that it has entered into settlement agreements with ELA Medical, Inc and ELA Medical S.A.S. (together “ELA”) that end the lawsuit by ELA against Angeion and resolve all the issues between Angeion and ELA related to the recall of Angeion-manufactured implantable cardioverter defibrillator (“ICD”) systems and reimbursement of expenses incurred by ELA.  Under the terms of the agreements, Angeion has agreed to transfer to ELA intellectual property exclusively related to Angeion’s discontinued cardiac stimulation device business, including patents and related technology, and has agreed to pay ELA a total of $840,000.  Of the $840,000, $440,000 was paid on June 30, 2005 while the remaining $400,000 will be paid over the next 12 months.

In connection with settlement of the lawsuit, Angeion agreed to allow a final court order in the amount of $1,400,000 to be entered against it in favor of ELA in the pending Federal court action covering this matter.  The final court order will be satisfied by Angeion’s payment of the $400,000 due at closing, transfer to ELA of the intellectual property and delivery of a promissory note for the remaining $400,000.  In addition to the $400,000 paid to ELA on June 30, 2005 to settle the lawsuit, Angeion paid ELA an additional $40,000 for resolution of ICD issues not related to the lawsuit.

Rodney A. Young, President and Chief Executive Officer of Angeion, said, “We are glad that we have been able to reach an agreement with ELA that resolves these disputes.  Angeion has been out of the ICD business for over five years and we are pleased to put these legacy issues behind us.  We can now continue our focus on our cardiorespiratory and health and fitness products without the burden of this time-intensive issue.  Although our settlements with ELA do not cover any liability that Angeion may have for physical injury caused by ICD’s to patients, Angeion carries product liability insurance to cover this risk.  To date, Angeion has not received any claims related to any patient physical injury or deaths concerning the ICDs manufactured by it.

“As our final action to eliminate this legacy matter and potentially recover a portion of our settlement expense, Angeion will continue to diligently pursue its claim against Medmarc Casualty Insurance Company for coverage under the insurance policy.  It is our hope that this matter, pending in federal court, will be resolved quickly and fairly,” concluded Young.

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Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures, and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf health and fitness brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf health and fitness products including its New Leaf weight loss program, (iii) the Company’s ability to achieve and maintain a level of revenue that enables it to attain profitability, (iv) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics’ products and claims associated with its prior cardiac stimulation products, (v) the Company’s ability to successfully pursue its claim against Medmarc Casualty Insurance Company for recovery of amounts paid to ELA and the costs of defense of ELA’s claim; (vi) the Company’s ability to protect its intellectual property, and (vii) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2004, and subsequently filed reports.

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